UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 24, 2009

Innovex, Inc.
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-13143	41-1223933
(Commission File Number)	(I.R.S. Employer Identification No.)

3033 Campus Drive, Suite E180 Plymouth, MN	55441
(Address Of Principal Executive Offices)	(Zip Code)

(763) 383-4000
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 4 and 6 through 7 are not applicable and therefore omitted.

ITEM 1.01	Entry into a Material Definitive Agreement.

On January 4, 2010, Innovex, Inc. (the “Company”) entered into a mandate letter with Standard Chartered Bank (Hong Kong) Limited (“SCB”) in relation to a possible restructuring of the Company’s capital structure and a possible financing with the Company.

Under the mandate letter, the Company has agreed to work with SCB on an exclusive basis for a period of ninety (90) days to allow SCB to assist the Company in restructuring its capital structure.  The letter states the interest of SCB in purchasing all of the Company’s outstanding bank debt, approximately $55 million, from Bank of Ayudhya Public Company Limited and TMB Bank Public Company Limited at a discount from the total value outstanding.  Additionally, SCB has indicated its interest in injecting up to $10 million additional working capital into the Company.  SCB will engage with management to determine a restructuring strategy by testing commercial assumptions through market due diligence, technical assessment and business valuation.

Any possible transaction with SCB will be contingent upon SCB’s completion of its due diligence and definitive documentation, internal approvals of SCB and acceptable agreements with the Company’s current banks and arrangements or settlements with the Company’s other creditors.  Any financing provided by SCB would likely result in a conversion of debt to equity with SCB holding a significant majority of the equity of the Company.  Any such financing would also be subject to compliance with any relevant applicable laws, rules and regulations.

The Company has paid SCB $50,000 upon execution of the mandate letter and will pay an additional $25,000 upon agreement of a term sheet and an additional $25,000 upon execution of definitive agreements.  In addition, the Company has agreed for a period of ninety (90) days from the date of execution of the mandate letter by the Company that the Company will not solicit or issue any other debt or securities of the Company, whether mandated, issued, syndicated or privately placed in the market during this period.  If after execution of a term sheet or negotiations with creditors, the Company determines not to proceed with SCB for restructuring financing, but instead proceeds with an alternate source within two years from the date of the mandate letter, it must pay SCB a fee of $500,000.  The Company must also reimburse SCB for its out-of-pocket expenses.

The foregoing summary of the mandate letter does not purport to be complete and is subject to and qualified in its entirety by reference to the mandate letter attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated by reference into this Item 1.01.

ITEM 2.02	Results of Operations and Financial Condition.

The Company hereby furnishes, as Exhibit 10.2, its unaudited operating results for the fourth fiscal quarter and year ended October 3, 2009 disclosing material non-public information regarding the Company’s results of operations.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 24, 2009, the Board of Directors of the Company appointed Randy Acres, currently Senior Vice President and Chief Financial Officer, as President, Chief Executive Officer and Director of the Company.  Mr. Acres replaces John M. Clark, who had been appointed interim Chief Executive Officer on October 12, 2009.  Mr. Clark will remain Chairman of the Board.  Mr. Acres will remain as the Company’s Chief Financial Officer.

ITEM 8.01	Other Events.

The Company was unable to file its Annual Report on Form 10-K for the period ended October 3, 2009 within the prescribed time period.  The Company has been unable to complete the preparation of its audited financial statements to be included in such Form 10-K because it does not currently have the cash resources to pay its independent auditors to complete its review and issue its report.  Although partially complete, the Company will not be able to fully conclude the fiscal 2009 year end audit until the SCB process is completed.

ITEM 9.01	Financial Statements And Exhibits.

Exhibit No.	Description
10.1	Mandate Letter dated December 25, 2009 between the Company and Standard Chartered Bank (Hong Kong) Limited
10.2	Unaudited operating results for the fourth fiscal quarter and year ended October 3, 2009.
99.1	Press Release dated January 6, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVEX, INC.

		By:	/s/ Randy L. Acres
Randy L. Acres
President and Chief Executive Officer

Date:	January 6, 2010